Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE FOODS COMPANY REPORTS

FISCAL 2011 SECOND QUARTER RESULTS

San Francisco – December 2, 2010 – Del Monte Foods Company [NYSE: DLM]:

Announcement Highlights

•	Second quarter net sales declined 1.9%.

o	Pet Products net sales grew ~3%.

o	Consumer Products net sales declined ~5%.

•	Diluted EPS from continuing operations of $0.41 represents a $0.10 year over year increase from Q2 EPS of $0.31 (which included $0.05 of debt refinancing costs) in fiscal 2010.

•	Excluding the impact of the potential transaction announced on November 25, 2010, fiscal 2011 guidance:

o	Net sales growth is now expected to be -1% to 1% compared to prior expectations of 1% to 3%.

o	Diluted EPS from continuing operations is maintained at $1.38-$1.42.

o	Cash from operations less cash from investing is now expected to be $280-$290 million, compared to prior expectations of $260-$270 million.

Del Monte Foods Second Quarter Results

Del Monte Foods today reported net sales for the second quarter fiscal 2011 of $940.9 million compared to $958.9 million last year, a decrease of 1.9%. Operating income was $148.0 million compared to $140.6 million last year, an increase of 5.3%. Income from continuing operations was $81.1 million compared to $62.6 million last year, an increase of 29.6%. Earnings per share from continuing operations (EPS) was $0.41 compared to $0.31 EPS last year. Results for the second quarter fiscal 2010 included pretax costs of ~$17 million ($0.05 EPS) related to the Company’s 7 1/2% notes offering and 8 5/8% notes tender offer.

Net sales for the second quarter fiscal 2011 declined 1.9% as Consumer Products decreased 5.4% and Pet Products increased 2.6%. Overall unit volume declines negatively impacted the topline by 1.1% (driven by Consumer Products, primarily in tomato and vegetable). Net sales was also negatively impacted by the South American sales primarily due to the devaluation of the Venezuelan currency in January 2010. Positively contributing to net sales was the impact of new products across the portfolio which contributed 1.3%.

Operating income for the second quarter increased 5.3%. The $7.4 million increase in operating income reflects lower costs (primarily due to productivity savings and a benefit from a settlement of a claim with a vendor), a benefit related to the Company’s annual trade spend estimate evaluation related to prior year activity (reflected in Q2 F11 versus Q3 F10), lower marketing investment (driven by Consumer Products), and lower G&A expense, which more than offset the negative impact of the topline.

Operating margin was 15.7% for the second quarter compared to 14.7% last year, an increase of 100 basis points. Higher gross margin (due to lower costs mentioned above) and lower SG&A as a percentage of sales (due to lower marketing investment driven by Consumer Products) positively impacted operating margins.

Income from continuing operations for the second quarter increased $18.5 million to $81.1 million from $62.6 million last year, which was primarily driven by lower interest expense (due to the absence of the prior year refinancing costs) and higher operating income. Second quarter EPS of $0.41 was up $0.10 from second quarter fiscal 2010 EPS of $0.31 (which included $0.05 of debt refinancing costs) primarily due to higher income from continuing operations.

Second Quarter EPS

Q2A
Fiscal 2011	$0.41

Q2A
Fiscal 2010	$0.31
Includes:
Costs related to 7 1/2% notes offering and 8 5/8% tender offer	($0.05)

Reportable Segments – Second Quarter Results

Pet Products

For the second quarter, Pet Products net sales were $433.2 million, an increase of 2.6% over net sales of $422.1 million in the prior year period. The increase in Pet Products net sales was primarily driven by strong unit volume growth (particularly in dry pet food and pet snacks) and new product volume growth (particularly in 9Lives). Higher trade spend (which supported dry pet food and new products) negatively impacted net sales.

Pet Products operating income increased from $84.8 million in second quarter fiscal 2010 to $92.7 million in second quarter fiscal 2011, or 9.3%. The positive impact of the topline and lower G&A expense more than offset higher marketing investment.

At 21.4% for the second quarter 2011, operating margin for Pet Products was strong, increasing 130 basis points versus the prior year period. Higher gross margin (due to favorable mix and productivity savings) and lower SG&A as a percentage of sales positively impacted operating margins.

Consumer Products

For the second quarter, Consumer Products net sales were $507.7 million, a decrease of 5.4% from net sales of $536.8 million in the prior year period. The decrease in Consumer Products net sales was driven mainly by lower unit volume (driven by tomato and vegetable). South American sales also negatively impacted net sales primarily due to the devaluation of the Venezuelan currency in January 2010. Net sales was also impacted by decreased pricing in government bids for fruit. Positively contributing to net sales was new product volume (particularly from No Sugar Added Diced Pears in plastic cups and Fruit Naturals Berries) and a benefit related to the Company’s annual trade spend estimate evaluation related to prior year activity (reflected in Q2 F11 versus Q3 F10).

Consumer Products operating income increased from $72.5 million in the second quarter fiscal 2010 to $74.4 million in second quarter fiscal 2011, or 2.6%. The positive impact of lower costs (driven by productivity savings and a benefit from a settlement of a claim with a vendor), the trade spend benefit mentioned above, lower marketing investment, and lower G&A expense more than offset the negative impact of the topline.

Operating margin for Consumer Products was 14.7% for the second quarter fiscal 2011 compared to 13.5% last year, an increase of 120 basis points, driven by the factors mentioned above.

Del Monte Foods Six Months Ended October 31, 2010

The Company reported net sales for the first half fiscal 2011 of $1,745.5 million compared to $1,772.6 million last year, a decrease of 1.5%. Income from continuing operations was $141.0 million, or $0.70 EPS, compared to $121.5 million, or $0.61 EPS in the previous year. Results for the six months ended November 1, 2009 included pre-tax costs of ~$17 million ($0.05 EPS) relating to the Company’s 7 1/2% notes offering and 8 5/8% notes tender offer.

Net sales for the first half fiscal 2011 declined 1.5% as Consumer Products decreased 5.7% and Pet Products increased 3.1%. Overall unit volume declines negatively impacted the topline by 1.3% driven by retail volume declines in Consumer Products. Net sales was also negatively impacted by the South American sales primarily due to the devaluation of the Venezuelan currency in January 2010. Higher trade spend (primarily in dry pet food) reduced net sales by 0.7%. Positively contributing to net sales was the impact of new products across the portfolio which contributed 1.3%.

Operating income for the first half fiscal 2011 increased 2.3%. The $5.9 million increase in operating income reflects lower costs (primarily due to productivity savings) which more than offset the negative impact of the topline.

Operating margin was 15.3% for the first half fiscal 2011 compared to 14.8% last year, an increase of 50 basis points. Higher gross margin was primarily driven by productivity savings.

Income from continuing operations for the first half fiscal 2011 increased $19.5 million to $141.0 million from $121.5 million last year primarily driven by lower interest expense (primarily due to the absence of prior year refinancing costs) and higher operating income. First half EPS of $0.70 was up $0.09 from first half fiscal 2010 EPS of $0.61 (which included $0.05 of debt refinancing costs) primarily due to higher income from continuing operations.

Cash provided by operating activities, less cash used in investing activities was ($122.1) million in the first half fiscal 2011 compared to ($133.1) million in the prior year period primarily due to lower capital expenditures.

First Half EPS

Q1 + Q2A
Fiscal 2011	$0.70

Q1 + Q2A
Fiscal 2010	$0.61
Includes:
Costs related to 7 1/2% notes offering and 8 5/8% tender offer	($0.05)

Outlook

Fiscal 2011

Excluding the impact of the potential transaction announced on November 25, 2010 with a consortium of private equity funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners, and Centerview Partners, the Company now expects for fiscal 2011, net sales growth of -1% to 1% over fiscal 2010 net sales of $3,739.8 million, compared to previous expectations of 1% to 3%.

The Company continues to expect fiscal 2011 diluted EPS from continuing operations of $1.38 to $1.42, excluding the impact of the potential transaction. EPS guidance was maintained despite lower expected volume (primarily in lower margin products) due to reduced levels of planned promotional activity. In fiscal 2010, the Company generated $1.19 GAAP EPS from continuing operations (which included ~$0.11 EPS relating to the closed notes and tender offer as well as the refinancing of the Senior Credit Facility).

Fiscal 2011 EPS Guidance

	Full Year
	F11 Guidance	F10 GAAP EPS
	$1.38 to $1.42	$1.19
Includes:
Costs related to 7 1/2% notes offering and 8 5/8% notes tender offer	—	($0.05)
Costs related to refinancing of Senior Credit Facility	—	($0.06)
Excludes:
Impact of potential transaction announced on November 25, 2010	Excluded	—

In fiscal 2011, excluding the impact of the potential transaction, the Company now expects cash provided by operating activities, less cash used in investing activities to be approximately $280-$290 million, compared to previous expectations of $260-$270 million, due to improved working capital management.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ’n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry-Outs® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.TM

Forward-Looking Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release may include statements related to fiscal 2011 or other future financial operating results and related matters.

Factors that could cause actual results to differ materially from those described in this press release include, among others: competition, including pricing and promotional spending levels by competitors; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; sufficiency and effectiveness of marketing and trade promotion programs; our ability to launch new products and anticipate changing pet and consumer preferences; performance of our pet products business and packaged produce sales; our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; product distribution; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; changes in, or the failure or inability to comply with U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; reliance on certain third parties, including co-packers, our broker, and third-party distribution centers or managers; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; pension costs and funding requirements; risks associated with foreign operations; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of information technology systems; transformative plans; general economic and business conditions; the timing of the potential transaction with a consortium of private equity funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners, and Centerview Partners announced on November 25, 2010 (the “Transaction”); the possibility that competing offers for the Company will be made; the possibility that various closing conditions for the Transaction may not be satisfied or waived, including that a governmental entity may prohibit or refuse to grant approval for the consummation of the Transaction; and other factors.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

There can be no assurance that dividends will be declared or paid in the future. The actual declaration and payment of future dividends and the establishment of record and payment dates, if any, are subject to determination by the Company’s Board of Directors each quarter after its review of the Company’s then-current strategy, applicable debt covenants and financial performance and position, among other things. The Company’s declaration and payment of future dividends is subject to risks and uncertainties, including: deterioration of the Company’s financial performance or position; inability to declare a dividend in compliance with applicable laws or debt covenants; an increase in the Company’s cash needs or decrease in available cash; and the business judgment of the Board of Directors that a declaration of a dividend is not in Del Monte Foods Company’s best interests, as well as other risks that may be detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. The agreement relating to the Transaction also contains restrictions regarding the payment of dividends (other than ordinary quarterly cash dividends in an amount not to exceed $0.09 per share with record dates consistent with the record dates for comparable quarterly periods of 2010). Factors that could affect the Company’s financial performance or position, compliance with applicable debt covenants, or cash flow include those risks and uncertainties listed above and other risks and uncertainties that may be described from time to time in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	October 31, 2010	November 1, 2009	October 31, 2010	November 1, 2009
	(unaudited)
Net sales	$940.9	$958.9	$1,745.5	$1,772.6
Cost of products sold	631.4	649.7	1,169.3	1,203.5

Gross profit	309.5	309.2	576.2	569.1
Selling, general and administrative expense	161.5	168.6	308.8	307.6

Operating income	148.0	140.6	267.4	261.5
Interest expense	20.0	41.0	39.7	65.2
Other (income) expense	(2.0)	0.8	1.6	2.7

Income from continuing operations before income taxes	130.0	98.8	226.1	193.6
Provision for income taxes	48.9	36.2	85.1	72.1

Income from continuing operations	81.1	62.6	141.0	121.5
Loss from discontinued operations before income taxes	—	(0.1)	(0.2)	(0.5)
Provision (benefit) for income taxes	—	(0.1)	0.3	(0.2)

Loss from discontinued operations	—	—	(0.5)	(0.3)

Net income	$81.1	$62.6	$140.5	$121.2

Earnings (loss) per common share
Basic:
Basic Average Shares	195.0	198.8	196.3	198.6
EPS - Continuing Operations	$0.42	$0.31	$0.72	$0.61
EPS - Discontinued Operations	—	—	—	—

EPS - Total	$0.42	$0.31	$0.72	$0.61

Diluted:
Diluted Average Shares	199.8	202.2	201.5	200.6
EPS - Continuing Operations	$0.41	$0.31	$0.70	$0.61
EPS - Discontinued Operations	—	—	—	(0.01)

EPS - Total	$0.41	$0.31	$0.70	$0.60

Del Monte Foods Company—Selected Financial Information

Net Sales by Segment

(in millions)

	Three Months Ended		Six Months Ended
Net Sales:	October 31, 2010	November 1, 2009	October 31, 2010	November 1, 2009
	(unaudited)		(unaudited)
Pet Products	$433.2	$422.1	$860.5	$834.4
Consumer Products	507.7	536.8	885.0	938.2

Total Company	$940.9	$958.9	$1,745.5	$1,772.6

Operating Income by Segment

(in millions)

	Three Months Ended		Six Months Ended
Operating Income:	October 31, 2010	November 1, 2009	October 31, 2010	November 1, 2009
	(unaudited)		(unaudited)
Pet Products	$92.7	$84.8	$191.4	$187.6
Consumer Products	74.4	72.5	108.7	104.6
Corporate (a)	(19.1)	(16.7)	(32.7)	(30.7)

Total Company	$148.0	$140.6	$267.4	$261.5

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except per share data)

	October 31, 2010	May 2, 2010
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$20.2	$53.7
Trade accounts receivable, net of allowance	257.3	187.0
Inventories	1,067.5	726.4
Prepaid expenses and other current assets	135.9	128.5

TOTAL CURRENT ASSETS	1,480.9	1,095.6

Property, plant and equipment, net	643.9	658.8
Goodwill	1,337.9	1,337.7
Intangible assets, net	1,159.3	1,162.4
Other assets, net	30.3	34.4

TOTAL ASSETS	$4,652.3	$4,288.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$571.6	$469.5
Short-term borrowings	221.9	5.6
Current portion of long-term debt	30.0	30.0

TOTAL CURRENT LIABILITIES	823.5	505.1

Long-term debt	1,240.6	1,255.2
Deferred tax liabilities	455.2	441.0
Other non-current liabilities	275.8	260.2

TOTAL LIABILITIES	2,795.1	2,461.5

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized: 500.0; 219.2 issued and 194.7 outstanding at October 31, 2010 and 216.6 issued and 199.2 outstanding at May 2, 2010)	$2.2	$2.2
Additional paid-in capital	1,107.8	1,085.0
Treasury stock, at cost	(283.1)	(183.1)
Accumulated other comprehensive income (loss)	(58.2)	(59.8)
Retained earnings	1,088.5	983.1

TOTAL STOCKHOLDERS’ EQUITY	1,857.2	1,827.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,652.3	$4,288.9

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions)

	Six Months Ended
	October 31, 2010	November 1, 2009
	(unaudited)
OPERATING ACTIVITIES:
Net income	$140.5	$121.2
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	47.7	49.4
Deferred taxes	27.3	24.3
Write off of debt issuance cost and loss on debt refinancing	—	16.6
Loss on asset disposals	1.0	0.6
Stock compensation expense	6.9	7.1
Excess tax benefits from stock-based compensation	(3.8)	—
Other non-cash items, net	4.6	4.5
Changes in operating assets and liabilities	(312.7)	(311.1)

NET CASH USED IN OPERATING ACTIVITIES	(88.5)	(87.4)

INVESTING ACTIVITIES:
Capital expenditures	(33.6)	(45.7)

NET CASH USED IN INVESTING ACTIVITIES	(33.6)	(45.7)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	389.8	143.0
Payments on short-term borrowings	(173.5)	(81.0)
Proceeds from long-term borrowings	—	442.3
Principal payments on long-term debt	(15.0)	(456.7)
Payments of debt-related costs	—	(24.4)
Dividends paid	(27.5)	(17.8)
Issuance of common stock	17.2	2.8
Purchase of treasury stock	(100.0)	—
Taxes remitted on behalf of employees for net share settlement of stock awards	(5.9)	—
Excess tax benefits from stock-based compensation	3.8	0.6

NET CASH PROVIDED BY FINANCING ACTIVITIES	88.9	8.8

Effect of exchange rate changes on cash and cash equivalents	(0.3)	0.5
NET CHANGE IN CASH AND CASH EQUIVALENTS	(33.5)	(123.8)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	53.7	142.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$20.2	$18.9

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CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Christina Um/Melinda Roadenbaugh Del Monte Foods (415) 247-3382 investor.relations@delmonte.com